Exhibit (10)Y

                                 FNB CORPORATION
                            2006 INCENTIVE STOCK PLAN

                                     FORM OF
                         RESTRICTED STOCK UNIT AGREEMENT
                                        FOR
                              NON-EMPLOYEE DIRECTOR

                                Granted {DATE 1}

This Restricted Stock Unit Agreement is entered into as of {DATE 1} pursuant to Article IX of the FNB Corporation 2006 Incentive Stock Plan (the "Plan") and evidences the grant, and the terms, conditions and restrictions pertaining thereto, of Restricted Stock Units awarded to {NAME} (the "Participant").

1. Award of Restricted Stock Units. In consideration of the services rendered to FNB Corporation (the "Company") and/or its Subsidiaries by the Participant as a member of the Board of Directors of the Company or a Subsidiary, the Committee hereby grants to the Participant a Restricted Stock Unit Award as of {DATE 1} ("Award Date"), covering {NUMBER} Shares of the Company's Stock (the "Award RSUs") subject to the terms, conditions, and restrictions set forth in this Agreement. This Award is granted pursuant to the Plan and is subject to the terms thereof. One Award RSU represents, and has the value of, one Share of Stock.

2.     Period of Restriction.

       (a) Subject to earlier vesting or forfeiture as hereinafter provided, the period of restriction (the "Period of Restriction") applicable to the Award RSUs is as follows:
             {VESTING SCHEDULE}.

       (b) Notwithstanding any other provision of this Agreement to the contrary, if a Change in Control occurs after the Award Date and during the continuation of the Participant's Board Service (as defined in Paragraph 7), the Period of Restriction shall end and any remaining restrictions applicable to any of the Award RSUs shall automatically terminate and the Award RSUs shall then be settled as provided herein.

       (c) Except as otherwise provided pursuant to Paragraph 2(b) or 6, the applicable portion of the Award RSUs shall become freely transferable by the Participant after the last day of its Period of Restriction.

3. Settlement of RSUs. All Award RSUs that become vested shall be settled by the payment to the Participant of a Share of Stock for each vested whole Award RSU and by the payment of cash in lieu of any fractional Award RSU. The stock certificate(s) for the vested Award RSUs shall be registered on the Company's stock transfer books in the name of the Participant in book entry or electronic form or in certificated form as determined by the Committee.

4. Voting Rights. Until Stock is issued to the Participant, the Participant shall have no voting rights with respect to the Award RSUs.

5. Deemed Dividends and Other Distributions with Respect to Stock Represented by the Award RSUs. During the Period of Restriction, the Participant shall not be entitled to receive dividends and other distributions paid with respect to the Stock represented by the Award RSUs, but such dividends or distributions shall be accumulated and distributed or paid to the Participant only when the Award RSUs to which they pertain vest and are distributed or paid to the Participant. If, during the Period of Restriction, any such dividends or distributions made with respect to the Stock represented by the Award RSUs are paid in Stock, an additional number of Award RSUs (on a one for one basis) shall be deemed to be issued to the Participant to reflect such Stock dividends or distributions. If, during the Period of Restriction, any such dividends and other distributions made with respect to the Stock represented by the Award RSUs are not distributed in Stock, the amount thereof shall be deemed converted to additional Award RSUs based on the Fair Market Value of a Share on the date of payment or distribution of the dividend or distribution and the amount of cash or fair market value of other property distributed, all as determined by the Committee.

6.     Termination of Board Service and Forfeiture.

       (a) If the Participant's Board Service (as defined in Paragraph 7) ceases due to the Participant's death or permanent and total disability (within the meaning of Sections 22(e)(3) and 409A of the Internal Revenue Code), any remaining Period of Restriction applicable to the Award RSUs shall automatically terminate and the Award RSUs shall then be settled as provided herein.

       (b) If the Participant's Board Service (as defined in Paragraph 7) ceases as a result of the Participant's retirement from Board Service in accordance with any applicable Company policy on mandatory or permissive, early or normal retirement as in effect at the date of such retirement during the Period of Restriction, the restrictions applicable to the Award RSUs shall automatically terminate and the Award RSUs shall then be settled as provided herein.

       (c) If the Participant's Board Service (as defined in Paragraph 7) ceases for any reason other than those set forth in Paragraphs 6(a) and (b) above during the Period of Restriction, any Award RSUs still subject to restrictions at the date of such cessation of Board Service shall be automatically forfeited to the Company; provided, however, that, if Participant's Board Service ceases at the request of the Board, the Committee, may, in its sole discretion, waive the automatic forfeiture of any or all Award RSUs and/or may add such new restrictions to the Award RSUs as it deems appropriate.

7.     Board Service.

       (a) For purposes hereof, "Board Service" means membership on the Board of Directors of the Company or a Subsidiary and includes subsequent service as an Employee, if any, as provided in this paragraph. Notwithstanding any contrary provision or implication herein, in determining cessation of Board Service for purposes hereof, transfers between the Boards of Directors of the Company and/or any Subsidiary shall be disregarded and shall not be considered a cessation of Board Service, and changes in status between that of an Employee and a Non-Employee Director shall be disregarded and shall not be considered a cessation of Board Service.

       (b) Nothing under the Plan or in this Agreement shall confer upon the Participant any right to continue Board Service or in any way affect any right of the Company to terminate the Participant's Board Service without prior notice at any time for any or no reason.

8. Withholding Taxes. The Company shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award RSUs. At its discretion, the Committee may require the Participant to reimburse the Company for any such taxes required to be withheld by the Company and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to or to become due from the Company to the Participant an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes; or to retain and withhold a number of Shares of Stock having a Fair Market Value not less than the amount of such taxes, and cancel any such Shares so withheld, in order to reimburse the Company for any such taxes.

9. Compliance with Securities Laws. The Company covenants that it will attempt to maintain an effective registration statement with the Securities and Exchange Commission covering the Shares of Stock of the

       Company, which are the subject of and may be issued pursuant to this Agreement, at all times during which this Award is outstanding and there is no applicable exemption from registration of such Shares.

10. Administration. The Plan is administered by a Committee appointed by the Company's Board of Directors. The Committee has the authority to construe and interpret the Plan, to make rules of general application relating to the Plan, to amend outstanding Awards, and to require of any person receiving Stock pursuant to this Award, at the time of such receipt, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any state, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall, in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder or by reason of the tax laws of any state. All such Committee determinations shall be final, conclusive, and binding upon the Company and the Participant.

11. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

12. Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs, and legal representatives of the respective parties.

13. Prohibition against Pledge, Attachment, etc. Except as otherwise provided herein, during the Period of Restriction, the Award RSUs, and the rights and privileges conferred hereby, shall not be transferred, assigned, pledged, or hypothecated in any way and shall not be subject to execution, attachment, or similar process.

14. Nonqualified Deferred Compensation Provision. It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code shall be paid and provided in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Internal Revenue Code to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A of the Internal Revenue Code, the following shall apply with respect to any payment or benefit that is provided pursuant to or in connection with this Agreement that is considered to be nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code:

       (a) Notwithstanding any other provision of this Agreement, the Company is authorized to amend this Agreement, to void or amend any election made by the Participant under this Agreement, and/or to delay the payment of any monies and/or issuance and delivery of any Shares in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Internal Revenue Code (including any transition or grandfather rules thereunder).

       (b) Neither the Participant nor the Company or any Subsidiary shall take any action to accelerate or delay the payment of any monies and/or issuance and delivery of any Shares in any manner that would not be in compliance with Section 409A of the Internal Revenue Code (including any transition or grandfather rules thereunder). Notwithstanding the foregoing:

             (i) Settlement may be delayed for a reasonable period in the event the settlement is not administratively practical due to events beyond the Participant's control such as where the Participant is not competent to receive the benefit payment, there is a dispute as to the amount due or as to the proper recipient of such payment or Shares, additional time is needed to calculate the amount payable or distributable, or the payment or distribution would jeopardize the solvency of the Company.

            (ii) Settlement shall be delayed in the following circumstances: (A) where the Company reasonably anticipates that the payment will violate the terms of a loan agreement to which the Company is a party and that the violation would cause material harm to the Company; or
                   (B) where the Company reasonably anticipates that the payment will violate Federal securities laws or other applicable laws; provided that any payment delayed by operation of this clause (ii) will be made at the earliest date at which the Company reasonably anticipates that the payment will not be limited or cause the violations described.

       (c) If the Participant is a specified employee of a publicly traded corporation as required by Section 409A(a)(2)(B)(i) of the Internal Revenue Code, any payment or provision of benefits in connection with a separation from service payment event (as determined for purposes of Section 409A of the Internal Revenue
             Code) shall not be made until six (6) months after the Participant's separation from service (the "409A Deferral Period"). In the event such payments or issuance and delivery of Shares are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments or issuance and delivery of Shares that would otherwise have been made in the 409A Deferral Period shall be accumulated and provided in a lump sum or single issuance and delivery of Shares as soon as the 409A Deferral Period ends, and the balance of the payments or issuance and delivery of Shares shall be made as otherwise scheduled.

       (d) If a Change in Control occurs but the Change in Control does not constitute a change in ownership of the Company or in the ownership of a substantial portion of the assets of the Company as provided in Section 409A(a)(2)(A)(v) of the Internal Revenue Code, then payment of any amount or issuance and delivery of Shares under this Agreement shall be deferred until another permissible payment event contained in Section 409A of the Internal Revenue Code occurs (e.g., death, disability, separation from service from the Company and its affiliated companies as defined for purposes of Section 409A of the Internal Revenue Code), including any deferral of payment or issuance and delivery of Shares for the 409A Deferral Period as provided above.

15. Capitalized Terms. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

To evidence their agreement to the terms, conditions, and restrictions, the Company and the Participant have signed this Agreement as of the date first above written.

      FNB CORPORATION                     By:________________________________

                                          Its:_______________________________


      PARTICIPANT:                        ___________________________________
                                          {NAME}